Exhibit 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

THIS AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment”), dated as of April 16, 2010, is between Internet Capital Group, Inc., a Delaware corporation (the “Company”), and ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company, as rights agent (the “Rights Agent”).

RECITALS

A. The Company and the Rights Agent are parties to a Rights Agreement, dated as of November 22, 2000 (the “Agreement”).

B. The Company and the Rights Agent desire to amend certain terms and provisions of the Agreement as set forth in this Amendment.

AMENDMENT

In consideration of the foregoing premises, the mutual covenants and other agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

1. Certain Definitions.

(a) Definition of “Definitive Acquisition Agreement”. The definition of the term “Definitive Acquisition Agreement” is hereby added as Section 1(j-1) of the Agreement and shall read as follows:

“Definitive Acquisition Agreement” shall mean an agreement, conditioned on the approval by the holders of not less than a majority of the outstanding shares of Common Stock, with respect to a merger, recapitalization, share exchange, or a similar transaction involving the Company or the direct or indirect acquisition of more than 50 percent of the Company’s consolidated total assets.

(b) Definition of “Exemption Date”. The definition of the term “Exemption Date” is hereby added to Section 1(n-1) of the Agreement and shall read as follows:

“Exemption Date” shall have the meaning set forth in Section 23(b) hereof.

(c) Definition of “Independent Directors”. The definition of the term “Independent Directors” is hereby added to Section 1(p-1) of the Agreement and shall read as follows:

“Independent Directors” shall mean members of the Board who are “independent” as defined under applicable law and NASDAQ listing standards (or the listing standards of the principal exchange or trading system on which the Company’s shares of Common Stock are listed or admitted for trading) in effect from time to time.

(d) Definition of “Outside Meeting Date”. The definition of the term “Outside Meeting Date” is hereby added to Section 1(p-2) of the Agreement and shall read as follows:

“Outside Meeting Date” shall have the meaning set forth in Section 23(b) hereof.

(e) Definition of “Qualifying Offer”. The definition of the term “Qualifying Offer” is hereby added to Section 1(u-1) of the Agreement and shall read as follows:

“Qualifying Offer” shall mean an offer determined by a majority of Independent Directors of the Company to have, to the extent required for the type of offer specified, each of the following characteristics:

(i) a fully financed all-cash tender offer or an exchange offer offering shares of common stock of the offeror, or a combination thereof, in each such case for any and all of the outstanding shares of Common Stock at the same per share consideration; provided, however, that such per share price and consideration represent a reasonable premium over the highest reported market price of the Common Stock in the immediately preceding 18 months, with, in the case of an offer that includes shares of common stock of the offeror, such per share offer price being determined using the lowest reported market price for common stock of the offeror during the five Trading Days immediately preceding and the five Trading Days immediately following the date on which the Qualifying Offer is commenced;

(ii) an offer that has commenced within the meaning of Rule 14d-2(a) under the Exchange Act and is made by an offeror (including Affiliates and/or Associates of such offeror) that beneficially owns no more than 1 percent of the outstanding Common Stock as of the date of such commencement;

(iii) an offer that, within 20 Business Days after the commencement date of the offer (or within 10 Business Days after any increase in the offer consideration), does not result in a nationally recognized investment banking firm retained by the Board rendering an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate;

(iv) if the offer includes shares of common stock of the offeror, an offer pursuant to which (a) the offeror shall permit representatives of the Company, including, but not limited to, a nationally recognized investment banking firm retained by the Board, legal counsel and an accounting firm designated by the Company to have access to such offeror’s books, records, management, accountants and other appropriate outside advisers for the purposes of permitting such representatives to conduct a due diligence review of the offeror in order to permit such investment banking firm (relying as appropriate on the advice of such legal counsel) to be able to render an opinion to the Board with respect to whether the consideration being offered to the Company’s stockholders is fair, and (b) within 10 Business Days after such investment banking firm shall have notified the Company and the offeror that it has completed the due diligence review to its satisfaction (or following completion of such due diligence review within 10 Business Days after any increase in the consideration being offered), such investment banking firm does not render an opinion to the Board that the consideration being offered to the stockholders of the Company is either unfair or inadequate and such investment banking firm does not after the expiration of such 10 Business Day period render an opinion to the Board that the consideration being offered to the stockholders of the Company has become either unfair or inadequate based on a subsequent disclosure or discovery of a development or developments that have had or are reasonably likely to have a material adverse affect on the value of the common stock of the offeror;

(v) an offer that is subject only to the minimum tender condition described below in item (viii) of this definition and other customary terms and conditions, which conditions shall not include any financing, funding or similar conditions or any requirements with respect to the offeror or its agents being permitted any due diligence with respect to the books, records, management, accountants or any other outside advisers of the Company;

(vi) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that the offer will remain open for not less than 120 Business Days and, if a Special Meeting Demand is duly delivered to the Board in accordance with Section 23(b), for at least 10 Business Days after the date of the Special Meeting or, if no Special Meeting is held within the Special Meeting Period (as defined in Section 23(b)), for at least 10 Business Days following the last day of such Special Meeting Period (the “Qualifying Offer Period”);

(vii) an offer pursuant to which the Company has received an irrevocable written commitment by the offeror that, in addition to the minimum time periods specified in item (vi) of this definition, the offer, if it is otherwise to expire prior thereto, will be extended for at least 15 Business Days after (a) any increase in the price offered or (b) any bona fide alternative offer is commenced by another Person within the meaning of Rule 14d-2(a) of the Exchange Act; provided, however, that such offer need not remain open, as a result of clauses (vi) and (vii) of this definition, beyond (1) the time which any other offer satisfying the criteria for a Qualifying Offer is then required to be kept open under such clauses (vi) and (vii) or (2) the expiration date, as such date may be extended by public announcement (with prompt written notice to the Rights Agent) in compliance with Rule 14e-1 of the Exchange Act, of any other tender offer for the Common Stock with respect to which the Board has agreed to redeem the Rights immediately prior to acceptance for payment of Common Stock thereunder (unless such other offer is terminated prior to its expiration without any Common Stock having been purchased thereunder) or (3) one Business Day after the stockholder vote with respect to approval of any Definitive Acquisition Agreement has been officially determined and certified by the inspectors of elections;

(viii) an offer that is conditioned on a minimum of a majority of the outstanding shares of the Common Stock being tendered and not withdrawn as of the offer’s expiration date, which condition shall not be waivable;

(ix) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment by the offeror to consummate as promptly as practicable upon successful completion of the offer a second step transaction whereby all shares of the Common Stock not tendered into the offer will be acquired at the same consideration per share actually paid pursuant to the offer, subject to stockholders’ statutory appraisal rights, if any;

(x) an offer pursuant to which the Company and its stockholders have received an irrevocable written commitment of the offeror that no amendments will be made to the offer to reduce the offer consideration, or otherwise change the terms of the offer in a way that is materially adverse to a tendering stockholder (other than extensions of the offer consistent with the terms thereof);

(xi) an offer (other than an offer consisting solely of cash consideration) pursuant to which the Company has received the written representation and certification of the offeror and, in their individual capacities, the written representations and certifications of the offeror’s Chief Executive Officer and Chief Financial Officer, that (a) all facts about the offeror that would be material to making an investor’s decision to accept the offer have been fully and accurately disclosed as of the date of the commencement of the offer within the meaning of Rule 14d-2(a) of the Exchange Act, (b) all such new facts will be fully and accurately disclosed on a prompt basis during the entire period during which the offer remains open, and (c) all required Exchange Act reports will be filed by the offeror in a timely manner during such period; and

(xii) if the offer includes shares of stock of the offeror, (a) the stock portion of the consideration must consist solely of common stock of an offeror that is a publicly owned corporation, and be freely tradable and is listed on either the New York Stock Exchange or The NASDAQ Stock Market, (b) no stockholder approval of the offeror is required to issue such common stock, or, if required, has already been obtained, (c) no Person (including such Person’s Affiliates and Associates) beneficially owns more than 20 percent of the voting stock of the offeror at the time of commencement of the offer or at any time during the term of the offer, and (d) no other class of voting stock of the offeror is outstanding, and the offeror meets the registrant eligibility requirements for use of Form S-3 for registering securities under the Act, including, but not limited to, the filing of all required Exchange Act reports in a timely manner during the 12 calendar months prior to the date of commencement of the offer.

For the purposes of the definition of Qualifying Offer, “fully financed” shall mean that the offeror has sufficient funds for the offer and related expenses which shall be evidenced by (a) firm, unqualified, written commitments from responsible financial institutions having the necessary financial capacity, accepted by the offeror, to provide funds for such offer subject only to customary terms and conditions, (b) cash or cash equivalents then available to the offeror, set apart and maintained solely for the purpose of funding the offer with an irrevocable written commitment being provided by the offeror to the Board to maintain such availability until the offer is consummated or withdrawn, or (c) a combination of the foregoing, which evidence has been provided to the Company prior to, or upon, commencement of the offer. If an offer becomes a Qualifying Offer in accordance with this definition but subsequently ceases to be a Qualifying Offer as a result of the failure at a later date to continue to satisfy any of the requirements of this definition, such offer shall cease to be a Qualifying Offer and the provisions of Section 23(b) shall no longer be applicable to such offer. The Company shall promptly notify the Rights Agent in writing upon the occurrence of a Qualifying Offer and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that a Qualifying Offer has not occurred.

(f) Definition of “Qualifying Offer Period”. The definition of the term “Qualifying Offer Period” is hereby added to Section 1(u-2) of the Agreement and shall read as follows:

“Qualifying Offer Period” shall have the meaning set forth in the definition of Qualifying Offer.

(g) Definition of “Qualifying Offer Resolution”. The definition of the term “Qualifying Offer Resolution” is hereby added to Section 1(u-3) of the Agreement and shall read as follows:

“Qualifying Offer Resolution” shall have the meaning set forth in Section 23(b) hereof.

(h) Definition of “Special Meeting”. The definition of the term “Special Meeting” is hereby added to Section 1(bb-1) of the Agreement and shall read as follows:

“Special Meeting” shall have the meaning set forth in Section 23(b) hereof.

(i) Definition of “Special Meeting Demand”. The definition of the term “Special Meeting Demand” is hereby added to Section 1(bb-2) of the Agreement and shall read as follows:

“Special Meeting Demand” shall have the meaning set forth in Section 23(b) hereof.

(j) Definition of “Special Meeting Period”. The definition of the term “Special Meeting Period” is hereby added to Section 1(bb-3) of the Agreement and shall read as follows:

“Special Meeting Period” shall have the meaning set forth in Section 23(b) hereof.

(k) Definition of “TIDE Committee”. The definition of the term “TIDE Committee” is hereby added to Section 1(ff-1) of the Agreement and shall read as follows:

“TIDE Committee” shall have the meaning set forth in Section 28 hereof.

2. Amendment of Section 20(b). Section 20(b) of the Agreement is hereby amended and restated in its entirety as set forth below:

(b) Whenever in the performance of its duties under this Agreement the Rights Agent shall deem it necessary or desirable that any fact or matter (including, but not limited to, the identity of any Acquiring Person, the determination of current market price of any security and the existence of a Qualifying Offer) be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a certificate signed by any one of the Chairman of the Board, the President, the Chief Executive Officer, any Vice President, the Treasurer, the Secretary or the Assistant Secretary of the Company and delivered to the Rights Agent; and such certificate shall constitute full authorization and protection to the Rights Agent for any action taken, suffered or omitted in good faith by it under the provisions of this Agreement in reliance upon such certificate.

3. Amendment of Section 23. Section 23 of the Agreement is hereby amended and restated in its entirety as set forth below:

Section 23. Redemption and Termination.

(a) The Company may, at its option, at any time prior to the earlier of (i) the Close of business on the tenth day following the Stock Acquisition Date (or, if the Stock Acquisition Date shall have occurred prior to the Record Date, the Close of business on the tenth day following the Record Date) and (ii) the Final Expiration Date, redeem all but not less than all of the then outstanding Rights at a redemption price of $.00001 per Right, as such amount may be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the date hereof (such redemption price being hereinafter referred to as the “Redemption Price”). Notwithstanding the foregoing, in the event payment of the Redemption Price to a holder of Rights would result in the payment of an amount not equal to $.01 or an integral multiple of $.01, the amount to be paid shall be rounded upward to the next $.01. The redemption of the Rights by the Board may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish. If redemption of the Rights is to be effective as of a future date, the Rights shall continue to be exercisable, subject to Section 11(a)(ii) hereof, until the effective date of the redemption, provided that nothing contained herein shall preclude the Board from subsequently causing the Rights to be redeemed at a date earlier than the previously scheduled effective date of the redemption. The Company may, at its option, pay the Redemption Price in cash, shares of Common Stock (based on the Current Market Price (as defined in Section 11(d)(i) hereof for the Trading Day immediately prior to, but not including, the date of such payment) or any other form of consideration deemed appropriate by the Board.

(b) In the event the Company receives a Qualifying Offer and the Board has not redeemed the outstanding Rights or exempted such offer from the terms of this Agreement or called a special meeting of stockholders by the end of the 90th Business Day following the commencement (or, if later, the first existence) of a Qualifying Offer, for the purpose of voting on whether or not to exempt such Qualifying Offer from the terms of this Agreement, holders of record (or their duly authorized proxy) of at least 10% of the shares of Common Stock then outstanding (excluding shares of Common Stock beneficially owned by the Person making the Qualifying Offer and such Person’s Affiliates and Associates) may submit to the Board, not earlier than 90 Business Days nor later than 120 Business Days following the commencement (or, if later, the first existence) of such Qualifying Offer, a written demand complying with the terms of this Section 23(b) (the “Special Meeting Demand”) directing the Board to submit to a vote of stockholders at a special meeting of the stockholders of the Company (a “Special Meeting”) a resolution exempting such Qualifying Offer from the provisions of this Agreement (the “Qualifying Offer Resolution”). For purposes of a Special Meeting Demand, the record date for determining holders of record eligible to make a Special Meeting Demand shall be the 90th Business Day following commencement (or, if later, the first existence) of a Qualifying Offer. The Board shall take such actions as are necessary or desirable to cause the Qualifying Offer Resolution to be so submitted to a vote of stockholders at a Special Meeting to be convened within 90 Business Days following the Special Meeting Demand (the “Special Meeting Period”); provided, however, that if the Company at any time during the Special Meeting Period and prior to a vote on the Qualifying Offer Resolution enters into a Definitive Acquisition Agreement, the Special Meeting Period may be extended (and any special meeting called in connection therewith may be cancelled) if the Qualifying Offer Resolution will be separately submitted to a vote at the same meeting as the Definitive Acquisition Agreement. A Special Meeting Demand must be delivered to the Secretary of the Company at the principal executive offices of the Company and must set forth as to the stockholders of record making the request (x) the names and addresses of such stockholders, as they appear on the Company’s books and records, (y) the number of shares of Common Stock which are owned of record by each of such stockholders, and (z) in the case of Common Stock that is beneficially owned by another Person, an executed certification by the holder of record that such holder has executed such Special Meeting Demand only after obtaining instructions to do so from such beneficial owner and attaching evidence thereof. Subject to the requirements of applicable law, the Board may take a position in favor of or opposed to the adoption of the Qualifying Offer Resolution, or no position with respect to the Qualifying Offer Resolution, as it determines to be appropriate in the exercise of its duties. In the event that no Person has become an Acquiring Person prior to the redemption date referred to in this Section 23(b), and the Qualifying Offer continues to be a Qualifying Offer and either (i) the Special Meeting is not convened on or prior to the last day of the Special Meeting Period (the “Outside Meeting Date”), or (ii) if, at the Special Meeting at which a quorum is present, a majority of the shares of Common Stock present or represented by proxy at the Special Meeting and entitled to vote thereon as of the record date for the Special Meeting selected by the Board shall vote in favor of the Qualifying Offer Resolution, then the Qualifying Offer shall be deemed exempt from the application of this Agreement to such Qualifying Offer so long as it remains a Qualifying Offer, such exemption to be effective on the Close of business on the tenth Business Day after (i) the Outside Meeting Date or (ii) the date on which the results of the vote on the Qualifying Offer Resolution at the Special Meeting are certified as official by the appointed inspectors of election for the Special Meeting, as the case may be (the “Exemption Date”). Notwithstanding anything herein to the contrary, no action or vote by stockholders not in compliance with the provisions of this Section 23(b) shall serve to exempt any offer from the terms of this Agreement. The Company shall promptly notify the Rights Agent in writing upon the occurrence of the Exemption Date and, if such notification is given orally, the Company shall confirm same in writing on or prior to the Business Day next following. Until such notice is received by the Rights Agent, the Rights Agent may presume conclusively for all purposes that the Exemption Date has not occurred.

(c) Immediately upon the action of the Board authorizing the redemption of the Rights, written evidence of which shall have been filed with the Rights Agent and without any further action and without any notice, the right to exercise the Rights will terminate and the only right thereafter of the holders of Rights with respect to such Rights shall be to receive the Redemption Price for each Right so held. Promptly after the action of the Board authorizing the redemption of the Rights, the Company shall give written notice of such redemption to the Rights Agent and the holders of the then outstanding Rights by mailing such notice to all such holders at each holder’s last address as it appears upon the registry books of the Rights Agent or, prior to the Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner herein provided shall be deemed given, whether or not the holder receives the notice. Each such notice of redemption will state the method by which the payment of the Redemption Price will be made and in the event of any partial exchange, the number of Rights which will be exchanged. Any partial exchange shall be effected pro rata based on the number of Rights (other than Rights which have become void pursuant to the provisions of Section 7(e) hereof) held by each holder of Rights.

(d) Immediately upon the Close of business on the Exemption Date, without any further action and without any notice, the right to exercise the Rights with respect to the Qualifying Offer will terminate.

(e) In the event that there shall not be sufficient shares of Common Stock issued but not outstanding, or authorized but unissued, to permit any exchange of Rights as contemplated in accordance with this Section 23, the Company shall take all such action as may be necessary to authorize additional shares of Common Stock for issuance upon exchange of the Rights or shall take such other action specified in Section 11(a)(iii) hereof.

(f) The Company shall not be required to issue fractions of shares of Common Stock or to distribute certificates which evidence fractional shares of Common Stock. In lieu of such fractional shares of Common Stock, the Company shall pay to the registered holders of the Right Certificates with regard to which such fractional shares of Common Stock would otherwise be issuable an amount in cash equal to the same fraction of the current market value of a whole share of Common Stock. For the purposes of this subsection (d), the current market value of a whole share of Common Stock shall be the closing price of a share of Common Stock (as determined pursuant to the second and third sentences of Section 11(d) hereof) for the Trading Day immediately prior to the date of exchange pursuant to this Section 23.

4. Amendment of Section 29. Section 29 of the Agreement is hereby amended by inserting two new paragraphs to the end of Section 29 as follows:

Without limiting the generality of the foregoing, it is understood that the Three-Year Independent Director Evaluation Committee (the “TIDE Committee”) (as described below) of the Board shall review and evaluate this Agreement in order to consider whether the maintenance of this Agreement continues to be in the best interests of the Company and its stockholders, at least once every three years, or sooner than that if (i) any Person shall have made a proposal to the Company or its stockholders, or taken any other action, that, if effective, could cause such Person to become an Acquiring Person hereunder, and (ii) a majority of the members of the TIDE Committee shall deem such review and evaluation appropriate after giving due regard to all relevant circumstances. Following each such review, the TIDE Committee shall communicate its conclusions to the full Board, including any recommendation in light thereof as to whether this Agreement should be modified or the Rights should be redeemed. The TIDE Committee shall be comprised of members of the Nominating and Corporate Governance Committee who are Independent Directors.

The TIDE Committee and the Board, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the power to set their own agenda and to retain at the expense of the Company, independent legal, accounting or other professional consultants selected by the TIDE Committee. The Company shall cause its employees to make themselves available to cooperate with the TIDE Committee for any matters related to its purpose. The TIDE Committee and the Board, when considering whether this Agreement should be modified or the Rights should be redeemed, shall have the authority to review all information of the Company and to consider any and all factors they deem relevant to an evaluation of whether this Agreement should be modified or the Rights should be redeemed.

5. Amendment. By its execution and delivery hereof, the Company hereby certifies that this Amendment is made pursuant to and is compliant in all respects with Section 27 of the Agreement and does not change or increase the Right’s Agent’s duties, liabilities, rights or obligations. Except as expressly amended hereby, the Agreement shall remain in full force and effect.

6. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[The following page is the signature page.]

IN WITNESS WHEREOF, the parties have caused this Amendment No. 1 to Rights Agreement to be executed as of the date first above written.

COMPANY:

INTERNET CAPITAL GROUP, INC.

By:	/s/ Suzanne L. Niemeyer
	Name:	Suzanne L. Niemeyer
	Title:	General Counsel

RIGHTS AGENT:

CHASEMELLON SHAREHOLDER SERVICES, L.L.C., as Rights Agent

By:	/s/ Edward Schmitt
	Name:	Edward Schmitt
	Title:	Vice President

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